Exhibit 99.(a-5)

CERTIFICATE OF AMENDMENT
TO THE
DECLARATION OF TRUST

THE CHINA – U.S. GROWTH FUND

The undersigned, being the Secretary of The China – U.S. Growth Fund (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, does hereby certify that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust dated February 14, 2003, as amended, (the “Declaration of Trust”), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on May 13, 2008, effective September 24, 2008, the name of the Trust was changed to “Alger China-U.S. Growth Fund” and the name of the Global China Growth Fund established and designated in Section 6.2 of the Declaration of Trust was changed to “Alger China-U.S. Growth Fund”, and the first sentence of Section 6.2 of the Declaration of Trust was amended to read as follows:

Without limiting the authority of the Trustees set forth in Section 6.1(a) hereof to establish and designate further Funds, there is hereby established and designated “Alger China-U.S. Growth Fund” (the “Initial Fund”) and the Shares thereof, of which an unlimited number may be issued, and which shall be known as “Alger China-U.S. Growth Fund Series”.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this third day of September, 2008.

/s/ Hal Liebes
Hal Liebes
Secretary